Exhibit 3.1

CATALYST BIOSCIENCES, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF SERIES X CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

CATALYST BIOSCIENCES, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Section 151 of the DGCL, the following resolution was duly adopted by the board of directors of the Corporation (the “Board of Directors”) on December 22, 2022:

WHEREAS, the Corporation wishes to designate the following series of non-voting convertible preferred stock which shall otherwise be economically equal to the Common Stock, and which shall be convertible into Common Stock subject to receipt of Stockholder Approval;

RESOLVED, pursuant to authority expressly set forth in the Fourth Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), (i) the issuance of a series of preferred stock designated as “Series X Convertible Preferred Stock,” par value $0.001 per share, of the Corporation is hereby authorized, (ii) the issuance of up to 12,340 shares of Series X Convertible Preferred Stock pursuant to the terms of that certain Asset Purchase Agreement, dated December 26, 2022, by and among the Corporation, GNI Group Ltd. (“GNI Group”), and GNI Hong Kong Limited (“GNI HK”) (the “Asset Purchase Agreement”) and the issuance of up to 111,078 shares of Series X Convertible Preferred stock pursuant to the terms of the Business Combination Agreement, are hereby authorized, and (iii) the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designation of Preferences, Rights and Limitations of Series X Convertible Preferred Stock is hereby approved as follows:

Section 1. Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, as such terms are used in and construed under Rule 144 under the Securities Act, a Person.  With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Alternate Consideration” shall have the meaning set forth in Section 7(b).

“Asset Purchase Agreement” shall have the meaning set forth in the recitals.

“Attribution Parties” shall have the meaning set forth in Section 6(c).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(c).

“Board of Directors” shall have the meaning set forth in the recitals.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of December 26, 2022, by and among the Corporation, GNI Group Ltd., GNI Hong Kong Limited, GNI USA, Inc., Shanghai Genomics, Inc., Continent Pharmaceuticals Inc., and the Minority Holders (as defined in the Business Combination Agreement).

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(d)(iv).

“Certificate of Incorporation” shall have the meaning set forth in the recitals.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security immediately prior to 4:00 p.m., New York City time, on the principal Trading Market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by Holders of a majority of the then-outstanding Series X Preferred Stock and the Corporation), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the OTC Pink Market by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and any capital stock into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

“Conversion Price” shall mean $1.00, as adjusted pursuant to Section 7.

“Conversion Ratio” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series X Preferred Stock in accordance with the terms hereof.

“Corporation” shall have the meaning set forth in the recitals.

“CVR” shall have the meaning set forth in Section 3.

“CVR Agreement” shall have the meaning set forth in Section 3.

“CVR Payments” shall have the meaning set forth in Section 3.

“DGCL” shall have the meaning set forth in the recitals.

“DTC” shall have the meaning set forth in Section 6(a).

“DWAC Delivery” shall have the meaning set forth in Section 6(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Cap” shall have the meaning set forth in Section 6(d)(vi)(2).

“Exchange Cap Allocation” shall have the meaning set forth in Section 6(d)(vi)(2).

“Fundamental Transaction” shall have the meaning set forth in Section 7(b).  For the avoidance of doubt, a Fundamental Transaction shall not include a Parent Legacy Proposal (as defined in the Business Combination Agreement).

“Holder” means any holder of Series X Preferred Stock.

“Junior Securities” shall have the meaning set forth in Section 5(a).

“Liquidation” shall have the meaning set forth in Section 5(b).

“Maximum Permitted Rate” shall have the meaning set forth in Section 6(d)(iii).

“Notice of Stock Conversion” shall have the meaning set forth in Section 6(a).

“Optional Stock Conversion” shall have the meaning set forth in Section 6(a).

“Parity Securities” shall have the meaning set forth in Section 5(a).

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” means the Corporation’s preferred stock, par value $0.001 per share, whether designated or undesignated and, if designated, of any class or series, as authorized under the Certificate of Incorporation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” shall have the meaning set forth in Section 5(a).

“Series X Preferred Stock” shall have the meaning set forth in Section 2(a).

“Series X Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Share Delivery Date” shall have the meaning set forth in Section 6(d)(i).

“Stated Value” shall mean $10,000 per share.

“Stockholder Approval” shall have the meaning set forth in Section 6(a)(i).

“Stock Conversion Date” shall have the meaning set forth in Section 6(a)(i).

“Trading Day” means a day on which the Common Stock is traded for any period on a principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

Section 2. Designation, Amount and Par Value; Assignment.

a.           The series of Preferred Stock designated by this Certificate of Designation shall be designated as the Corporation’s Series X Convertible Preferred Stock (the “Series X Preferred Stock”) and the number of shares so designated shall be 123,418 (which shall not be subject to increase except pursuant to an amendment to this Certificate of Designation duly adopted in accordance with the applicable law) and shall be designated from the 5,000,000 shares of Preferred Stock authorized to be issued under the Certificate of Incorporation.  Each share of Series X Preferred Stock shall have a par value of $0.001 per share.

b.            The Corporation shall register, or cause its transfer agent to register, shares of the Series X Preferred Stock in the name of the Holders thereof from time to time upon records to be maintained by the Corporation or its transfer agent for that purpose (the “Series X Preferred Stock Register”), including the address, telephone number, and electronic email address of each such Holder.  The Series X Preferred Stock shall be issued in book entry only; provided, that the Corporation shall issue one or more certificates representing shares of Series X Preferred Stock, to the extent such issuance is requested by a given Holder.  References herein to “certificates” representing the Series X Preferred Stock shall apply only if such shares have been issued in certificated form.  The Corporation may deem and treat the registered Holder of shares of Series X Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes.  The Corporation shall register, or cause its transfer agent to register, the transfer of any shares of Series X Preferred Stock in the Series X Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein.  Upon any such registration or transfer, a new certificate evidencing the shares of Series X Preferred Stock so transferred shall be issued to the transferee (if requested) and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days.  The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Section 3. Dividends.  Holders shall be entitled to receive when, as and if dividends are declared and paid on the Corporation’s Common Stock, an equivalent dividend (with the same dividend declaration date and payment date), calculated on an as-converted basis without regard to the Beneficial Ownership Limitation, provided, however, in no event shall Holders of Series X Preferred Stock be entitled to receive (a) the “rights” (each, a “CVR”) distributed pursuant to that certain Contingent Value Rights Agreement, dated December 26, 2022, by and between the Corporation and American Stock Transfer & Trust Company, LLC (the “CVR Agreement”), or any amounts paid under the CVR Agreement (the “CVR Payments”), or (b) cash distributions declared by the Corporation on or prior to the closing of the transactions contemplated by the Business Combination Agreement.  Other than the foregoing, the Holders of Series X Preferred Stock shall not be entitled to receive any dividends in respect of the Series X Preferred Stock, unless and until specifically declared by the Board of Directors of the Corporation to be payable to the Holders of the Series X Preferred Stock.

Section 4. Voting Rights; Amendments.

a.            Except as otherwise provided herein or as otherwise required by the DGCL, the Series X Preferred Stock shall have no voting rights.  However, as long as any shares of Series X Preferred Stock are outstanding, in addition to any other requirement of the DGCL or the Certificate of Incorporation, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series X Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series X Preferred Stock or alter or amend this Certificate of Designation, amend or repeal any provision of or add any provision to, the Certificate of Incorporation or bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series X Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise, (ii) issue further shares of Series X Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series X Preferred Stock, (iii) prior to the Stockholder Approval or at any time while at least 30% of the originally issued Series X Preferred Stock remains issued and outstanding, consummate either: (A) any Fundamental Transaction or (B) any merger or consolidation of the Corporation with or into another entity or any stock sale to, or other business combination in which the stockholders of the Corporation immediately before such transaction do not hold at least a majority of the capital stock of the Corporation immediately after such transaction, or (iv) enter into any agreement with respect to any of the foregoing.  Holders of shares of Common Stock acquired upon the conversion of shares of Series X Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock, except that such holders may not vote such shares upon the proposal for Stockholder Approval in accordance with Rule 5635 of the listing rules of The Nasdaq Stock Market LLC.

b.          Any vote required or permitted under Section 4(a) may be taken at a meeting of the Holders of the Series X Preferred Stock or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing a majority of the outstanding shares of Series X Preferred Stock, unless a higher percentage is required by the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required.

Section 5. Rank; Liquidation.

a.            The Series X Preferred Stock shall rank (i) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series X Preferred Stock (“Junior Securities”); (ii) on parity with the Common Stock and any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series X Preferred Stock (the “Parity Securities”); and (iii) junior to (A) any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series X Preferred Stock (“Senior Securities”) or (B) the CVRs and CVR Payments, in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

b.            Subject to the prior and superior rights of the holders of any Senior Securities, the rights of holders of CVRs under the CVR Agreement to receive any CVR Payments, and the rights of the Corporation’s existing and future creditors, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to receive, out of the assets of the Corporation legally available for distribution to stockholders, in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Junior Securities and pari passu with any distribution to the holders of Parity Securities, an equivalent amount of distributions as would be paid on the Common Stock underlying the Series X Preferred Stock, determined on an as-converted basis (without regard to the Beneficial Ownership Limitation), plus an additional amount equal to any dividends declared but unpaid on such shares, before any payments shall be made or any assets distributed to holders of any class of Junior Securities.  If, upon any such Liquidation, the assets of the Corporation shall be insufficient to pay the Holders of shares of the Series X Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to Holders of the shares of the Series X Preferred Stock and Parity Securities.  A Fundamental Transaction shall not be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation.

Section 6. Conversion.

a.            Conversions at Option of Holder.  Subject to Section 6(c), at any time and from time to time after 5:00 p.m. (New York City time) on the second Business Day after the date on which the Corporation’s stockholders approve the conversion of the Series X Preferred Stock into shares of Common Stock in accordance with the listing rules of the Nasdaq Stock Market, as set forth in the Asset Purchase Agreement (the “Stockholder Approval”), each Holder may, at its option, effect conversions of shares of Series X Preferred Stock into a number of shares of Common Stock equal to the Conversion Ratio (each, an “Optional Stock Conversion”) by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Stock Conversion”), duly completed and executed.  If the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Stock Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”).

  i.           The date on which an Optional Stock Conversion shall be deemed effective (the “Stock Conversion Date”) shall be the Trading Day that the Notice of Stock Conversion, completed and executed, is sent via email to, and received during regular business hours by, the Corporation; provided, that the original certificate(s) (if any) representing such shares of Series X Preferred Stock being converted, duly endorsed, and the accompanying Notice of Stock Conversion, are received by the Corporation within two (2) Trading Days thereafter.  In all other cases, the Stock Conversion Date shall be defined as the Trading Day on which the original certificate(s) (if any) representing such shares of Series X Preferred Stock being converted, duly endorsed, and the accompanying Notice of Stock Conversion, are received by the Corporation.  The calculations set forth in the Notice of Stock Conversion shall control in the absence of manifest or mathematical error.

b.         Conversion Ratio.  The “Conversion Ratio” for each share of Series X Preferred Stock shall be equal to the Stated Value divided by the Conversion Price.

c.            Beneficial Ownership Limitation.  Notwithstanding anything in this Certificate of Designation to the contrary, the Corporation shall not effect any conversion of the Series X Preferred Stock, and a Holder shall not have the right to convert any portion of the Series X Preferred Stock, to the extent that, after giving effect to an attempted conversion set forth on an applicable Notice of Stock Conversion, such Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series X Preferred Stock subject to the Notice of Stock Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series X Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained herein.  For purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission.  In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.  For purposes of this Section 6(c), it is understood that the number of shares of Common Stock beneficially owned by each Holder shall be aggregated with each other Holder for purposes of Section 13(d) of the Exchange Act.  For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, absent actual knowledge of such Holder to the contrary, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following:  (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding.  Upon the written request of a Holder (which may be by email with confirmation), the Corporation shall, within three Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series X Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder.  The “Beneficial Ownership Limitation” shall initially be set at 9.99% for each Holder and its Attribution Parties and may be adjusted at the discretion of the Holder to a number between 4.99% and 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Stock Conversion to the extent permitted pursuant to this Section 6(c); provided, for the avoidance of doubt, that no adjustment shall exceed 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Stock Conversion, to the extent required under Nasdaq Marketplace Rule 5635.  Only the Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Stock Conversion regarding its Beneficial Ownership Limitation.  Notwithstanding the foregoing, by written notice to the Corporation, (i) which will not be effective until the sixty-first (61st) day after such written notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a higher percentage, not to exceed the limits under Nasdaq Marketplace Rule 5635(d), to the extent then applicable and (ii) which will be effective immediately after such notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a lower percentage.  Upon such a change by a Holder of the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum notice required by this Section 6(c).  Notwithstanding the foregoing, at any time following notice from the Corporation of a Fundamental Transaction, the Holder may change the Beneficial Ownership Limitation (not to exceed 19.99%) effective immediately upon written notice to the Corporation and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Corporation.

d.            Mechanics of Conversion.

 i.          Delivery of Certificate or Electronic Issuance Upon Conversion.  Not later than three Trading Days after the applicable Stock Conversion Date, or if the Holder requests the issuance of physical certificate(s), two Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series X Preferred Stock being converted, duly endorsed, and the accompanying Notice of Stock Conversion (the “Share Delivery Date”), the Corporation shall either (A) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series X Preferred Stock or (B) in the case of a DWAC Delivery (if so requested by the Holder), electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system.  If in the case of any Notice of Stock Conversion such certificate or certificates for the Conversion Shares are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Stock Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series X Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series X Preferred Stock unsuccessfully tendered for conversion to the Corporation.

  ii.        Obligation Absolute.  Subject to Section 6(c) and Section 6(d)(v) hereof and subject to Holder’s right to rescind a Notice of Stock Conversion pursuant to Section 6(d)(i) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series X Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares.  Subject to Section 6(c) and Section 6(d)(v) hereof and subject to Holder’s right to rescind a Notice of Stock Conversion pursuant to Section 6(d)(i) above, in the event a Holder shall elect to convert any or all of its Series X Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series X Preferred Stock of such Holder shall have been sought and obtained by the Corporation, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series X Preferred Stock which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment.  In the absence of such injunction, the Corporation shall, subject to Section 6(c) and Section 6(d)(v) hereof and subject to Holder’s right to rescind a Notice of Stock Conversion pursuant to Section 6(d)(i) above, issue Conversion Shares upon a properly noticed conversion.

 iii.          Cash Settlement.  (a) If, at any time after the earlier of receipt of Stockholder Approval or six months after the initial issuance of the Series X Preferred Stock, the Corporation fails to deliver to a Holder such certificate or certificates, or electronically deliver (or cause its transfer agent to electronically deliver) such shares in the case of a DWAC Delivery, pursuant to Section 6(d)(i) on or prior to the third (3rd) Trading Day after the Share Delivery Date applicable to such conversion (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation), then, unless the Holder has rescinded the applicable Notice of Stock Conversion pursuant to Section 6(d)(i) above, the Corporation shall, at the request of the Holder, pay an amount equal to the Fair Value (defined below) of such undelivered shares, with such payment to be made within two Business Days from the date of request by the Holder, whereupon the Corporation’s obligations to deliver such shares underlying the Notice of Stock Conversion shall be extinguished. For purposes of this Section 6(d)(iii), the “Fair Value” of shares shall be fixed with reference to the last reported Closing Sale Price as of the Trading Day on which the Notice of Stock Conversion is delivered to the Corporation. For the avoidance of doubt, the cash settlement provisions set forth in this Section 6(d)(iii) shall be available irrespective of the reason for the Corporation’s failure to timely deliver Conversion Shares (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation or the application of the Beneficial Ownership Limitation), including due to limitations set forth in Section 6(d)(vi), the lack of obtaining Stockholder Approval, or due to applicable stock exchange rules.

 iv.           Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion.  If the Corporation fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6(d)(i) (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series X Preferred Stock equal to the number of shares of Series X Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(d)(i).  For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series X Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000.  The Holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series X Preferred Stock as required pursuant to the terms hereof or the cash settlement remedy set forth in Section 6(d)(iii); provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series X Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(d)(i).

 v.            Reservation of Shares Issuable Upon Conversion.  The Corporation covenants that at all times after receipt of the Stockholder Approval after the date hereof to increase the Corporation’s shares of authorized Common Stock to be a number of shares sufficient to be reserved for the conversion of all outstanding shares of Series X Preferred Stock, it will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of outstanding shares of Series X Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series X Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series X Preferred Stock.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

 vi.            Limitation on Conversion.

 1.            In the event that any Holder elects to convert shares of Series X Preferred Stock into Conversion Shares pursuant to Section 6(a), the number of shares of Common Stock into which the shares of Series X Preferred Stock can then be converted upon such exercise pursuant to this Certificate of Designation shall not exceed the maximum number of unissued and otherwise unreserved shares of Common Stock which the Corporation may issue under the Certificate of Incorporation at any given time.

 2.           The Corporation shall not be obligated to issue, and the Holder shall not have the right to receive, upon conversion of the Series X Preferred Stock, any shares of Common Stock if the issuance of such shares of Common Stock, along with any shares of Common Stock issued to the Holder at the closing of the transactions contemplated by the Business Combination Agreement, would exceed that number of shares of Common Stock which the Corporation may issue in the aggregate pursuant to the transactions contemplated under the Asset Purchase Agreement without breaching the Corporation’s obligations under the rules or regulations of The Nasdaq Stock Market, LLC (the “Exchange Cap”), except that such limitation shall not apply after the date that Stockholder Approval is approved and deemed effective.  Until the date of the Stockholder Approval, no holder of Series X Preferred Stock shall be issued, in the aggregate pursuant to the terms of this Certificate of Designations, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the number of shares of the Corporation’s stock issued under the Asset Purchase Agreement to such Holder and the denominator of which is the aggregate number of shares of Corporation’s stock issued under the Asset Purchase Agreement to all Holders (with respect to each Holder, the “Exchange Cap Allocation”). In the event that the Holder shall transfer any of the Holder’s Series X Preferred Stock, the transferee shall be allocated a pro rata portion of the Holder’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee.

  3.            For the avoidance of doubt, the cash settlement provisions set forth in Section 6(d)(iii) shall be available irrespective of any limitations set forth in this Section 6(d)(vi).

  vii.         Fractional Shares.  No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series X Preferred Stock.  As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall pay a cash adjustment in respect of such fractional share of Common Stock in an amount equal to such fraction multiplied by the Conversion Price.

  viii.        Transfer Taxes.  The issuance of certificates for shares of the Common Stock upon conversion of the Series X Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series X Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

 ix.           No Limitation.  Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided, that Holder shall not receive duplicate damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein.  The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

e.            Status as Stockholder.  Upon each Stock Conversion Date, (i) the shares of Series X Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series X Preferred Stock shall cease and terminate, excepting only the right to receive certificates for or electronic receipt of such shares of Common Stock, as applicable, and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation.  In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series X Preferred Stock.  In no event shall the Series X Preferred Stock convert into shares of Common Stock prior to the Stockholder Approval.

f.            Effect of Conversion.  Shares of Series X Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued.  Shares of Series X Preferred Stock so converted shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series X Preferred Stock as set forth in Section 10(g).  No ink-original Notice of Stock Conversion shall be required, and to the extent the Series X Preferred Stock is represented by certificates, no Holder shall be required to physically surrender any certificate(s) representing the Series X Preferred Stock to the Corporation until all shares of Series X Preferred Stock represented by such certificate(s) have been converted in full, in which case the applicable Holder shall surrender such certificate(s) to the Corporation for cancellation on the date the final Notice of Stock Conversion is delivered to the Corporation.  To the extent the Series X Preferred Stock is represented by certificates, delivery of a Notice of Stock Conversion with respect to a partial conversion shall have the same effect as cancellation of the original certificate(s) representing such shares of Series X Preferred Stock and issuance of a certificate representing the remaining shares of Series X Preferred Stock.  In accordance with the preceding sentence, upon the written request of the applicable Holder and the surrender of certificate(s) representing Series X Preferred Stock, the Corporation shall, within three Trading Days of such request, deliver to such Holder certificate(s) (as specified by such Holder in such request) representing such remaining shares of Series X Preferred Stock.

Section 7. Certain Adjustments.

a.            Stock Dividends and Stock Splits.  If the Corporation, at any time while any shares of Series X Preferred Stock are outstanding:

(i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of any Series X Preferred Stock) with respect to the then outstanding shares of Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any unallocated shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation).  Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.  If any such dividend or distribution is declared but does not occur, the Conversion Price shall be readjusted, effective as of the date the Board of Directors announces that such dividend or distribution shall not occur, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

b.         Fundamental Transaction.  If, at any time while any Series X Preferred Stock is outstanding, (i) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than such a transaction in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (ii) the Corporation effects any sale, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, other than a Parent Legacy Proposal (as defined in the Business Combination Agreement), (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which more than 50% of the Common Stock not held by the Corporation or such Person is exchanged for or converted into other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(a) above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of Series X Preferred Stock, the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”).  For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series X Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 7(d) pursuant to written agreements in form and substance approved by a majority of the Holders prior to such Fundamental Transaction (such approval not to be unreasonably withheld, conditioned or delayed) and shall file a new certificate of designation with the same terms and conditions hereof and issue to the Holders new Preferred Stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such Preferred Stock.  The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(b) and insuring that the Series X Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.  The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 15 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

c.            Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

d.            Notice to the Holders.

i.            Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

  ii.           Other Notices.  If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series X Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 15 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 8. Redemption.  The shares of Series X Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law, nor shall the foregoing limit the Holder’s rights under Section 6(d)(iii).

Section 9. Miscellaneous.  A Holder may transfer such shares of Series X Preferred Stock in whole, or in part, together with the accompanying rights set forth herein, held by such holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws.  The Corporation shall in good faith (a) do and perform, or cause to be done and performed, all such further acts and things, and (b) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series X Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9.

Section 10. Miscellaneous.

a.            Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Stock Conversion, shall be in writing and delivered personally, via email or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 611 Gateway Blvd., Suite 120, San Francisco, California Attention:  Nassim Usman, Ph.D., email: nusman@catbio.com, or such other email address or mailing address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email at the email address of such Holder appearing on the books of the Corporation, or if no such email address appears on the books of the Corporation, sent by a nationally recognized overnight courier service addressed to each Holder, at the principal place of business of such Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 10 prior to 5:30 p.m.  (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 10 between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b.          Lost or Mutilated Series X Preferred Stock Certificate.  If a Holder’s Series X Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series X Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested.  Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

c.            Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation.  Any waiver by the Corporation or a Holder must be in writing.  Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series X Preferred Stock granted hereunder may be waived as to all shares of Series X Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series X Preferred Stock then outstanding, unless a higher percentage is required by the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required.

d.            Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

e.            Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

f.            Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

g.            Status of Converted Series X Preferred Stock.  If any shares of Series X Preferred Stock shall be converted, repurchased or otherwise be acquired by the Corporation, or cash settled pursuant to Section 6(d)(iii) hereof, such shares shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series X Preferred Stock.

********************

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 27th day of December, 2022.

/s / Nassim Usman, Ph.D.
Name:  Nassim Usman, Ph.D.
Title:  President and CEO

ANNEX A

NOTICE OF STOCK CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series X Preferred Stock indicated below, [represented by stock certificate No(s).  [•]] [represented in book-entry form], into shares of common stock, par value $0.001 per share (the “Common Stock”), of Catalyst Biosciences, Inc., a Delaware corporation (the “Corporation”), as of the date written below.  If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.  Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series X Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Secretary of State of the State of Delaware on December 27, 2022.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)), including the number of shares of Common Stock issuable upon conversion of the Series X Preferred Stock subject to this Notice of Stock Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series X Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6(c) of the Certificate of Designation, is [•] %.  For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission.  In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

Conversion calculations:

Date to Effect Conversion:

Number of Shares of Series X Preferred Stock
Owned Prior to Conversion:

Number of Shares of Series X
Preferred Stock to be Converted:

Number of Shares of Common Stock to be Issued:

Address for Delivery of Physical Certificates:

or

for DWAC Delivery:

DWAC	Instructions:

Broker no:

Account no:

[HOLDER]

By:

Name:

Title:

Date:

[HOLDER]

By:
Name:
Title:

Date: